EXHIBIT VIII

PRESS RELEASE
May 20, 2003

OCR — increased capital

Conversion of Mandatory Convertible Bonds

Stavanger, Norway -

Ocean Rig announces that a further 782.000 Mandatory Convertible Bonds (issued in August 2002) were converted into 223.428 ordinary shares at 3.50 per share prior to the Annual General Meeting on May 16th 2003. Further, 8 new shares were issued in connection with the reverse split approved by the Annual General Meeting. These actions have increased the total number of registered shares of Ocean Rig ASA (prior to the inverse split becoming effective) from 528.302.434 to 528.525.870.

NOTE: This press release contains forward-looking statements (within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended) which reflect the Company’s current views with respect to certain future events and financial performance. actual events or results may differ materially from those projected or implied in such forward-looking statements. The following important factors, among other, could cause actual results to differ materially from those projected or implied in any forward-looking statements: (i) the limited operations and operating history of the Company; (ii) the failure of the Bingo 9000 design to perform satisfactorily or the Company’s failure to adequately protect the proprietary nature of the Bingo 9000 design; (iii) the Company’s significant leverage or inability to generate sufficient cash-flow to meet its debt service requirements; (iv) the Company’s inability to meet any future capital requirements; (v) the Company’s inability to respond to technological changes; (vi) the impact of changed conditions in the oil and gas industry; (vii) the occurrence of any accidents involving the Company or its assets; (viii) changes in governmental regulations, particularly with respect to environmental matters; (ix) increased competition or the entry of new competitors into the Company’s markets; and (x) unforeseen occurrences in any of the areas in which the Company may conduct its operations, such as war, expropriation, nationalization, renegotiation or nullification of existing licenses or treaties, taxation and resource development policies, foreign exchange restrictions, changing political conditions and other risks relating to foreign governmental sovereignty over certain areas in which the Company will conduct operations. Due to such uncertainties and risks, investors are cautioned not to place undue reliance upon such forward-looking statements. Reference should be made to the Company’s filings with the United States Securities and Exchange Commission.

For further information, please contact Kai Solberg-Hansen, Managing Director, or Senior Vice President Finance Christian Mowinckel, tel: +47 51 96 90 00.

Stavanger, May 20th 2003
Ocean Rig ASA

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